Exhibit 4.6

BROOKFIELD ASSET MANAGEMENT INC.

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BROOKFIELD PROPERTY GENERAL PARTNER LIMITED

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BROOKFIELD PROPERTY PARTNERS L.P.

FORM OF VOTING AGREEMENT

■, 2012

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION		2
1.1	Definitions	2
1.2	Headings and Table of Contents	3
1.3	Interpretation	3
1.4	Invalidity of Provisions	4
1.5	Entire Agreement	4
1.6	Waiver, Amendment	4
1.7	Governing Law	5

ARTICLE 2
VOTING		5
2.1	Voting at the Direction of BPY	5
2.2	Slate of Nominees and General Guidelines	6
2.3	Removal of General Partner	6

ARTICLE 3
REPRESENTATIONS AND WARRANTIES		7
3.1	Representations and Warranties of Brookfield	7
3.2	Representations and Warranties of the Property General Partner	7
3.3	Representations and Warranties of BPY	8

ARTICLE 4
TERMINATION		9
4.1	Term	9
4.2	Termination	9

ARTICLE 5
GENERAL PROVISIONS		9
5.1	Assignment	9
5.2	General Prohibition on Transfer	9
5.3	Permitted Transfers	9
5.4	Enurement	9
5.5	Notices	10
5.6	Further Assurances	11
5.7	Counterparts	11

VOTING AGREEMENT

THIS AGREEMENT made as of the ■ day of ■, 2012.

BETWEEN:

BROOKFIELD ASSET MANAGEMENT INC. (“Brookfield”)

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BROOKFIELD PROPERTY GENERAL PARTNER LIMITED

(the “Property General Partner”)

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BROOKFIELD PROPERTY PARTNERS L.P. (“BPY”)

RECITALS:

WHEREAS Brookfield, a corporation existing under the laws of the Province of Ontario, owns 100% of the common shares (the “Common Shares”) of the Property General Partner, a corporation existing under the laws of Bermuda;

AND WHEREAS the Property General Partner is the general partner of Brookfield Property GP L.P. (the “Property GP LP”);

AND WHEREAS the Property GP LP is the general partner of Brookfield Property L.P. (the “Property Partnership”);

AND WHEREAS Brookfield, the Property General Partner and BPY, a publicly-traded global real estate partnership, have determined that it is advisable for BPY to have control over the voting of the Common Shares and the general partner units in the Property GP LP and the Property Partnership;

AND WHEREAS Brookfield, the Property General Partner and BPY wish to enter into this Agreement to govern their relationship with respect to the voting of the Common Shares and general partner units in the Property GP LP and the Property Partnership;

NOW THEREFORE in consideration of one dollar ($1.00) and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree, each with the other, as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2 “Agreement” means this Voting Agreement;

1.1.3 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York;

1.1.4 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for greater certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

1.1.5 “Effective Date” means the date of this Agreement;

1.1.6 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, that serves a similar function (or if any such general partner or managing partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function), and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

1.1.7 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.8 “Term” has the meaning ascribed thereto in Section 4.1; and

1.1.9 “Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecation, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title, registered ownership, beneficial ownership or the right to receive proceeds or benefits of or from the subject matter passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing.

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, all amendments made to such statute, regulation, policy, rule or instrument, and any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.7	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

VOTING

2.1	Voting at the Direction of BPY

Each of Brookfield and the Property General Partner agree that it will vote (and it will cause any other entity that it Controls to vote) or otherwise exercise rights with respect to the Common Shares and the general partner units in the Property GP LP and the Property Partnership as follows:

2.1.1 in favour of the election of directors approved by BPY provided such directors meet the requirements stipulated under the bye-laws of the Property General Partner and any other applicable laws to which the Property General Partner may be subject from time to time; and

2.1.2 in accordance with the direction of BPY with respect to the approval or rejection of the following matters relating to the Property General Partner:

2.1.2.1 any sale of all or substantially all of its assets;

2.1.2.2 any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control;

2.1.2.3 any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; or

2.1.2.4 any commitment or agreement to do any of the foregoing;

2.1.3 in accordance with the direction of BPY with respect to the approval or rejection of the following matters relating to the Property GP LP:

2.1.3.1 any sale of all or substantially all of its assets;

2.1.3.2 any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control;

2.1.3.3 any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency;

2.1.3.4 any amendment to the limited partnership agreement of the Property GP LP; or

2.1.3.5 any commitment or agreement to do any of the foregoing;

2.1.4 in accordance with the direction of BPY with respect to the approval or rejection of the following matters relating to the Property Partnership:

2.1.4.1 any sale of all or substantially all of its assets;

2.1.4.2 any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control;

2.1.4.3 any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; or

2.1.4.4 any amendment to the limited partnership agreement of the Property Partnership;

2.1.4.5 any commitment or agreement to do any of the foregoing.

2.2	Slate of Nominees and General Guidelines

For purposes of Section 2.1, BPY may maintain, from time to time, an approved slate of nominees or provide written direction to Brookfield and/or the Property General Partner with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by BPY in its discretion.

2.3	Removal of General Partner

Brookfield agrees that it will not (and it will cause any other entity that it Controls not to) exercise its right under the limited partnership agreement for the Property GP LP to remove the Property General Partner as general partner of the Property GP LP except with the prior written consent of BPY.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Brookfield

Brookfield hereby represents and warrants to BPY and the Property General Partner that:

3.1.1 it is validly organized and existing under the relevant laws governing its formation and existence;

3.1.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

3.1.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.1.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

3.1.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

3.1.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

3.2	Representations and Warranties of the Property General Partner

The Property General Partner hereby represents and warrants to BPY and Brookfield that:

3.2.1 it is validly organized and existing under the relevant laws governing its formation and existence;

3.2.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

3.2.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.2.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

3.2.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

3.2.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

3.3	Representations and Warranties of BPY

BPY hereby represents and warrants to Brookfield and the Property General Partner that:

3.3.1 it and its general partner are validly organized and existing under the relevant laws governing their formation and existence;

3.3.2 its general partner on its behalf has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

3.3.3 its general partner on its behalf has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.3.4 the execution and delivery of this Agreement by its general partner on its behalf and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, bye-laws, constituent documents or other organizational documents;

3.3.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by its general partner on its behalf of this Agreement; and

3.3.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 4

TERMINATION

4.1	Term

The term of this Agreement (“Term”) will begin on the Effective Date and will continue in full force and effect until terminated in accordance with Section 4.2.

4.2	Termination

The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect (i) at such time that BPY ceases to own, directly or indirectly, through wholly-owned Affiliates of BPY or Brookfield, any limited partnership interest in the Property Partnership, (ii) upon 30 days’ notice given by BPY, (iii) at such time that Brookfield Property Partners Limited (or its successors or permitted assigns) involuntarily ceases to be the general partner of BPY, (iv) at such time that the Property GP LP (or its successors or permitted assigns) involuntarily ceases to be the general partner of the Property Partnership, or (v) at such time that the Property General Partner (or its successors or permitted assigns) involuntarily ceases to be the general partner of the Property GP LP.

ARTICLE 5

GENERAL PROVISIONS

5.1	Assignment

5.1.1 None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties.

5.1.2 Any purported assignment of this Agreement in violation of this Section 5.1 shall be null and void.

5.2	General Prohibition on Transfer

During the term of this Agreement, and except with the prior written consent of BPY or as otherwise permitted by this Agreement, no Transfers of the Common Shares are permitted.

5.3	Permitted Transfers

Brookfield may Transfer Common Shares to any of its Affiliates provided that the transferee executes an instrument in writing agreeing to be bound by this Agreement.

5.4	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.5	Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

5.5.1 if to Brookfield:

Brookfield Asset Management Inc.

Brookfield Place, 181 Bay Street

Suite 300, P.O. Box 762

Toronto, Ontario

M5J 2T3

Attention: Vice President, Legal Affairs

5.5.2 if to the Property General Partner:

Brookfield Property General Partner Limited

73 Front Street

Hamilton HM 12

Bermuda

Attention: Secretary

5.5.3 if to BPY:

Brookfield Property Partners Limited

73 Front Street

Hamilton HM 12

Bermuda

Attention: Secretary

or to such other addresses as a party may from time to time notify the others in accordance with this Section 5.5.

5.6	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

5.7	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:
Name:
Title:

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:
Name:
Title:

BROOKFIELD PROPERTY GENERAL PARTNER LIMITED

By:
Name:
Title: